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                                                                   EXHIBIT 10.48




                              SEVERANCE AGREEMENT

         SEVERANCE AGREEMENT dated as of August 29, 1995, by and between Lomas Mortgage USA, Inc., a Connecticut corporation (the "Company") and Gary Kell ("Executive").

         WHEREAS, the Company desires to transfer all or substantially all of its assets to First Nationwide, Inc. or one of its affiliates ("First Nationwide"); and

         WHEREAS, as a material part of the proposed transaction with First Nationwide, the Company desires Executive's cooperation and best efforts to transfer to First Nationwide the Company's contract (the "CALPERS CONTRACT") with the California Public Employees' Retirement System; and

         WHEREAS, in exchange for the consideration herein set forth, Executive is willing to give his best efforts to consummate a transaction whereby First Nationwide acquires all or substantially all of the assets of the Company, including the transfer of the CALPERS CONTRACT;

         WHEREAS, the Company has issued a certain letter to Executive dated March 1, 1994 as amended by a letter dated March 31, 1995 (as amended, the "Employment Protection Letter");

         WHEREAS, the Company desires to terminate the employer-employee relationship between the Company and Executive; and

         WHEREAS, the Company and Executive desire to enter into this Agreement to provide, among other things, for the payment to Executive of certain severance benefits upon termination of the employer-employee relationship between the Company and Executive;





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         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and in cancellation and settlement of certain obligations of the Company set forth herein, the parties agree as follows:

         1. Termination. The Company hereby terminates its employment relationship with Executive. Executive hereby resigns as a director or officer of the Company and all of its affiliates.

         2. Severance Benefit. (a) The Company hereby simultaneously pays Executive (i) $703,600 (which amount is before all applicable federal, state and local withholding taxes) in full satisfaction of his 200% severance benefit pursuant to the Employment Protection Letter, in consideration of Executive's covenant pursuant to paragraph 3 below, and in consideration of Executive's release pursuant to Paragraph 2(b) below; (ii) $49,000 representing accrued but unused vacation and (iii) $72,000 representing accrued but unpaid amounts owing under the Company's Fiscal 1996 bonus plan. Within five (5) business days after the date hereof, the Company will pay Executive his accrued wages through the date of this Agreement.

         On or before December 31, 1996, the Company will pay Executive $25,054 representing an enhanced retirement benefit derived by crediting Executive with additional years of age and service through age 55 under the Lomas Financial Group Excess Benefit Plan, effective January 1, 1989. Upon payment of any plan-required employee contributions, the Company will pay Executive an enhanced retirement benefit under and in accordance with the Company's Management Security Plan derived by crediting Executive with additional years of age and service through age 55. The Company will pay Executive the following amounts (representing





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the unpaid amounts due under the "Deferred Incentive Compensation Agreements")
(as such term is defined in the Employment Protection Letter) on the dates indicated:

                          Payment Date                         Amount
                          ------------                      -----------
                          July 1, 1996                      $139,591.77
                          July 1, 1997                      $ 93,061.19

         The Company will reimburse Executive, in accordance with current Company policy, for all necessary and reasonable costs and expenses incurred on behalf of the Company for the period set forth in paragraph 3 below. The Company will cause to be paid to Executive Executive's vested interest in the Company pension plan and the Company 401(k) plan.

         (b) Executive hereby releases and shall not be eligible to participate in the "success bonus" arrangement established by the Compensation Committee of the Board of Directors of Lomas Financial Corporation for senior executives of the Company in connection with the sale of all or a substantial portion of the Company.

         (c) Executive will be eligible to participate in the Company's welfare plans as amended from time to time to include group medical plan, group life plan and group accidental death and dismemberment plan at the employee premium rate for twenty-four months subsequent to this Agreement; provided, however, that Executive's right to such continued participation shall cease if Executive receives comparable coverage as a result of future employment. In the event that Executive's participation in any such welfare plan is barred, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive would otherwise have been entitled to receive under such welfare plans from which his continued participation is barred.





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         (d)  All 40,000 outstanding stock options with an exercise price of
$8.25 granted to Executive shall be fully vested and shall expire August 31, 1997.

         (e) Executive hereby releases any rights, if any, and shall not be eligible to participate in the "Stock Based Incentive Compensation Plan" arrangement established by the Compensation Committee of the Board of Directors of Lomas Financial Corporation for senior executives of the Company.

         (f) Notwithstanding anything to the contrary contained herein, Executive does not release any rights he may have under the agreements and/or documents listed on the attached Exhibit "A" (except to the extent that such rights would result in a duplication of the amounts expressly made payable as otherwise provided in this Agreement); provided, however, Executive agrees that his right to (i) "a lump sum cash payment equal to 200% of his then current annual base salary" and (ii) an enhanced pension benefit under the Lomas pension plan pursuant to the Employee Protection Letter is fully satisfied by the payment described in paragraph 2 above.

         (g) Executive expressly acknowledges and agrees that the severance benefits described in this Paragraph 2 constitute the only benefits to which Executive is entitled as a result of Executive's severance and that upon execution of this Agreement by Executive and the Company, the 200% severance benefit under the Employment Protection Letter shall be fully satisfied.

         3. Best Efforts. Executive agrees to use his best efforts for a period of ninety (90) days to assist in the consummation of a transaction with First Nationwide whereby it acquires the CALPERS CONTRACT. Any relationship of Executive to the Company under this paragraph shall that of an independent contractor.





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         4. No Adverse Position.  Except as required by law, during the period from August 31, 1995 through August 31, 2000, Executive shall not directly or indirectly participate by or on behalf of any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise in any pending or threatened action, claim, suit or proceeding which is or threatens to become adverse to the Company or any business currently conducted by the Company, by or before any state, Federal, foreign, or other court or governmental department, commission, board, bureau, agency or instrumentality, except that Employee may enforce all of his rights under this Agreement.

         5. Confidentiality. Executive shall not disclose or use for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant or which is disclosed to First Nationwide. Any provision of this Agreement to the contrary notwithstanding, Executive's obligations pursuant to this Paragraph 5 shall survive any termination of this Agreement.

         6. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Paragraph 4 or





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Paragraph 5 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         7. Miscellaneous.

         (a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

         (b) Entire Agreement; Amendments. This Agreement supersedes all prior agreements between Executive and the Company relating to Executive's employment and the termination thereof, including, without limitation, the 200% severance benefit under the Employment Protection Letter; provided, however, that this Agreement shall not impair any rights or benefits accrued by Executive under any benefit plan, compensation arrangement or pension, excess retirement or management security plan of the Company prior to the termination of his employment, including the items set forth on Exhibit "A". Except as aforesaid, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

         (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or





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deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

         (e) Assignment. This Agreement shall not be assignable by Executive and shall be assignable by the Company only with the consent of Executive which consent shall not be unreasonably withheld; provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.

         (f) Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement or the retention of Executive by the Company shall be submitted to arbitration in Dallas, Texas under the auspices of the American Arbitration Association.

         (g) Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Lomas Financial Group or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.





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         (h)  In the event that all or any portion of the amounts paid to
Executive pursuant to paragraph 2 above are set aside pursuant to Chapter 5 of the United States Bankruptcy Code, such claim(s) released by Executive or satisfied in exchange for payment on such claim(s) shall be revived automatically, and any release or satisfaction of such claim(s) shall be null and void.

         (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

              IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



                                   /s/ GARY KELL
                                   -----------------------------------
                                   GARY KELL

                                   Address:  #11 Downs Lake Circle
                                             Dallas, Texas 75230


                                   LOMAS MORTGAGE USA, INC.


ATTEST:                            By: /s/ LOUIS P. GREGORY
                                      -----------------------------------
                                      Louis P. Gregory
                                      Senior Vice President

/s/ AUDREY CRAFTON
------------------------------
Assistant Secretary
                                   Address:  1600 Viceroy Drive
                                             Dallas, Texas 75235
       (SEAL)





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                                  EXHIBIT "A"


1. The Lomas Financial Group Pension Plan as Restated Effective January 1, 1991, dated April 21, 1992, as amended by Amendment No. 1 to the Lomas Financial Group Pension Plan as Restated Effective January 1, 1991.

2.       The Lomas Financial Group Pension Trust dated April 21, 1992.

3.       Lomas 401(k) Savings Plan.

4. Lomas Financial Group 401(k) Savings Plan Trust Agreement, effective April 1, 1993.

5.       The Lomas Financial Group Excess Benefit Plan, effective January 1,
         1989.

6.       Trust under The Lomas Financial Group Excess Benefit Plan, dated April
         2, 1993.

7. Management Security Plan of Lomas & Nettleton Financial Corporation and Subsidiary and Affiliated Companies as Restated Effective June 1, 1982, as amended by Amendment No. 1, Management Security Plan of Lomas & Nettleton Financial Corporation and Subsidiary and Affiliated Companies.

8. Trust under The Lomas Financial Group Management Security Plan, dated April 2, 1993.

9.       Letter dated March 1, 1994 to Gary Kell from Jess Hay.

10.      Letter dated March 31, 1995 from Eric Booth to Gary Kell.

11. Amounts payable to Gary Kell pursuant to Deferred Incentive Compensation Agreements.

12.      40,000 stock options.